CARDIOVASCULAR SYSTEMS, INC. RECEIVES APPROVAL FOR THE
DIAMONDBACK 360® CORONARY ORBITAL ATHERECTOMY SYSTEM (OAS)
MICRO CROWN IN THE UNITED STATES

•	OAS Micro Crown Approved to Treat Severely Calcified Coronary Lesions

•	Only Atherectomy Device Designed to Both Pilot Tight Lesions and Treat Up to 4mm Vessels with a Single Device

St. Paul, Minn. – March 30, 2017 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) announced that the United States Food and Drug Administration (FDA) has approved the Diamondback 360® Coronary OAS Micro Crown system to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

The Diamondback 360® Coronary OAS Micro Crown retains the novel mechanism of action of the Diamondback 360® Coronary OAS Classic Crown. Both systems allow treatment of multiple vessel sizes with one device while providing continuous flow of blood during treatment, which is important for both acute and long-term success. The OAS Micro Crown is the only device incorporating a diamond-coated tip to immediately engage and pilot through tight, severely calcified lesions that would otherwise be difficult to access, while also treating up to 4mm vessels with the same device. The increased mass of the sanding crown allows for lower rotational speeds, while maintaining the same orbit diameter as the OAS Classic Crown.

“We are committed to continued advancement of CSI’s proven OAS technology focused on severe coronary arterial calcium, which is an underserved problem in vascular medicine,” said Scott Ward, Chairman, President and Chief Executive Officer of CSI. “Patients with severely calcified coronary lesions are some of the most difficult to treat, leading to worse clinical and economic outcomes. The ORBIT II and COAST studies demonstrated that orbital atherectomy technology is safe and effective in treating patients with severely calcified lesions.”

COAST was a Harmonization-By-Doing clinical study for the OAS Micro Crown conducted in both the United States and Japan under the regulations of both governments. COAST was led by U.S. National Principal Investigator, Gregg W. Stone, MD, of New York-Presbyterian Hospital/Columbia University Medical Center, New York, NY, and Japan National Principal Investigator, Dr. Shigeru Saito, of Shonan Kamakura General Hospital, Kamakura City, Japan.

CSI’s Diamondback 360® Coronary OAS Classic Crown and Micro Crown are the first and only atherectomy devices approved in the U.S. to specifically treat severely calcified coronary arteries. Since FDA approval of the OAS Classic Crown in October 2013, over 25,000 devices have been used to treat patients with CAD. The OAS Micro Crown will supplement the existing OAS Classic Crown product line offering in the U.S. A limited release of the OAS Micro Crown is expected to begin in the U.S. later this summer.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, severe arterial calcium is present in approximately 12 percent of patients undergoing a percutaneous coronary intervention (PCI). Severe calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, over 290,000 of CSI’s devices have been sold to leading institutions across the United States.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding the commercial launch of the Diamondback 360® Coronary OAS Micro Crown in the United States, including the anticipated timing thereof, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the reluctance of physicians to accept new products; the effectiveness of the Diamondback 360 Coronary OAS Micro Crown; the impact of competitive products and pricing; approval of products for reimbursement and the level of reimbursement; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

U.S. Diamondback 360 Coronary Orbital Atherectomy Systems
Indications: The Diamondback 360 Coronary Orbital Atherectomy Systems (OAS) are percutaneous orbital atherectomy systems indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS are contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS are contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-

site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated.

See the instructions for use before performing Diamondback 360® Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com .

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Contacts:

Cardiovascular Systems, Inc. Mark Sullivan (651) 900-7077 msullivan@csi360.com	PadillaCRT: Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com

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